Exhibit 99.2
FOR IMMEDIATE RELEASE
MOBILE MINI RECEIVES REQUIRED CONSENTS TO AMEND INDENTURE IN CONNECTION WITH CONSENT SOLICITATION
AND CASH TENDER OFFER FOR ITS 9.75% SENIOR NOTES DUE 2014
Tempe, AZ — November 29, 2010 — Mobile Mini, Inc. (NasdaqGS: MINI) today announced that, pursuant to its previously announced tender offer and consent solicitation, it has received tenders and consents from the holders of $170,578,000, or approximately 88.5%, of its outstanding 9.75% Senior Notes due 2014 (the “2014 Notes”). The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the 2014 Notes were issued.
The terms of the tender offer and consent solicitation for the 2014 Notes are detailed in Mobile Mini’s Offer to Purchase and Consent Solicitation Statement dated November 8, 2010. Mobile Mini has accepted for payment all such 2014 Notes that have been tendered.
Based on the consents received, Mobile Mini and the trustee under the indenture governing the 2014 Notes have entered into a supplemental indenture that eliminates substantially all affirmative and restrictive covenants and certain events of default under the indenture governing the 2014 Notes.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 848-2998 (toll-free) or (212) 269-5550 (collect).
Deutsche Bank Securities and BofA Merrill Lynch have acted as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Deutsche Bank Securities at (212) 250-6429 (call collect) or to BofA Merrill Lynch at (980) 388-9217 (call collect).
(more)

Mobile Mini News Release	Page 2
November 29, 2010
About Mobile Mini
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 249,000 portable storage and office units with 121 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This press release may contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current events. They include words such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from our expectations are set forth below and are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended and subsequent periodic reports filed with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com